NEXT INVESTMENTS

evolutionary financial products

Nov.
Dec.
volume, in billions of shares
December

CONFIDENTIAL | PROPERTY OF NEXT INV LLC | PATENT # 7813987 FOR FINANCIAL PROFESSIONAL USE ONLY. DO NOT DISTRIBUTE TO THE PUBLIC.
Making Currency Relevant | December 2010
Filed Pursuant To Rule 433
Registration Nos. 333-163068, 333-164343, 333-168005, 333-169959,
333-164342, 333-159961, 333-150687, 333-159964, and 333-168006

CONFIDENTIAL | PROPERTY OF NEXT INV LLC | PATENT # 7813987 FOR FINANCIAL PROFESSIONAL USE ONLY. DO NOT DISTRIBUTE TO THE PUBLIC. 2
Is Currency a Legitimate Asset Class?
Question is not whether currency is a legitimate asset class but, rather, if it’s relevant for most investors?
Up until the launch of CurrencyShares™ in 2005, for most investors, currency wasn’t an option.
Today, through ETFs, all investors have access to the most heavily traded and utilized currencies as well as a number of emerging market currencies.
Investors now have a simple, cost-effective, and efficient means to buy, sell, sell-short and implement option strategies on the world’s most heavily traded asset class.
Strategies once limited to institutions can now be employed by everyone.

CONFIDENTIAL | PROPERTY OF NEXT INV LLC | PATENT # 7813987 FOR FINANCIAL PROFESSIONAL USE ONLY. DO NOT DISTRIBUTE TO THE PUBLIC. 3
Making Currency Relevant
Intraday Expense
Trading NAV Ratio Options
Symbol Symbol (%) Avail.
Currency ETFs
CurrencyShares Australian Dollar FXA FXANV 0.40 Y
CurrencyShares British Pound Sterling FXB FXBNV 0.40 Y
CurrencyShares Canadian Dollar FXC FXCNV 0.40 Y
CurrencyShares Euro Trust FXE FXENV 0.40 Y
CurrencyShares Japanese Yen Trust FXY FXYIV 0.40 Y
CurrencyShares Mexican Peso FXM FXMNV 0.40 Y
CurrencyShares Russian Ruble XRU XRUIV 0.40 N
CurrencyShares Swedish Krona FXS FSXNV 0.40 Y
CurrencyShares Swiss Franc FXF FXFNV 0.40 Y
WisdomTree Dreyfus Emerging Currency Fund CEW CEWIV 0.55 Y
WisdomTree Dreyfus Brazilian Real Fund BZF BZFIV 0.45 Y
WisdomTree Dreyfus China Yuan Fund CYB CYBIV 0.45 Y
WisdomTree Dreyfus Euro Fund EU EUIV 0.35 Y
WisdomTree Dreyfus Indian Rupee Fund ICN ICNIV 0.45 Y
WisdomTree Dreyfus Japanese Yen Fund JYF JYFIV 0.35 Y
WisdomTree Dreyfus New Zealand Dollar Fund BNZ BNZIV 0.45 Y
WisdomTree Dreyfus South African Rand Fund SZR SZRIV 0.45 Y
PowerShares DB G10 Currency Harvest DBV FBV 0.81 Y
PowerShares DB US Dollar Index Bearish UDN UDNIV 0.80 Y
PowerShares DB US Dollar Index Bullish UUP UUPIV 0.80 Y
Leveraged Currency (200% Daily Returns)
ProShares Ultra Yen YCL YCLIV 0.95 Y
ProShares Ultra Euro ULE ULEIV 0.95 Y
Leveraged Inverse Currency (-200% Daily Returns)
ProShares UltraShort Yen YCS YCSIV 0.95 Y
ProShares UltraShort Euro EUO EUOIV 0.95 Y

CONFIDENTIAL | PROPERTY OF NEXT INV LLC | PATENT # 7813987 FOR FINANCIAL PROFESSIONAL USE ONLY. DO NOT DISTRIBUTE TO THE PUBLIC. 4
Currency The Ultimate Asset Class?
Fundamental investment tenants are premised on the practice of  creating well-
diversified portfolios in order to enhance returns and mitigate volatility.
Significant analysis is performed in order to determine the appropriate weightings within the various classes of equities, fixed income, and alternative assets to achieve a proper level of diversification and appropriate risk/reward parameters.
For most investors, however, very little consideration is given to the cash element of a portfolio.
Since most people only view the cash component of a portfolio as the “ultimate safe haven,” the scope of those holdings rarely ventures beyond U.S. dollars or U.S. dollar denominated fixed income instruments.
Currency is subject a number of risks that could cause a decline in the price of a foreign currency including national debt levels and trade deficits, domestic and foreign inflation rates, domestic and foreign interest rates, investment and trading activities of institutions and global or regional political, economic or financial events and situations.

CONFIDENTIAL | PROPERTY OF NEXT INV LLC | PATENT # 7813987 FOR FINANCIAL PROFESSIONAL USE ONLY. DO NOT DISTRIBUTE TO THE PUBLIC. 5
Why We Can't Afford to Ignore Currency
Currency affects every aspect of our lives from the goods and services we purchase to the returns we receive (currency has a significant impact on the returns of both domestic and international companies).
S&P 500 companies derive nearly half of their sales from outside the U.S.
Currencies impact business in a numerous ways including:
Translation Exposure – the conversion of foreign-earned revenues to its home currency
Transaction Exposure – Impact of currency on prices paid or received for goods and services
Economic Exposure – the effects on competitive advantage from the cost of goods sold, input costs, and balance sheet values

CONFIDENTIAL | PROPERTY OF NEXT INV LLC | PATENT # 7813987 FOR FINANCIAL PROFESSIONAL USE ONLY. DO NOT DISTRIBUTE TO THE PUBLIC. 6
Global Events Have Major Impact on Currency
CBO: Obamacare Would Cost Over $2 Trillion
Fed Fires $600 Billion Stimulus Shot
Dollar Depreciation and the Cost of Living
US Dollar Outlook for 2010 2011: Euro, Yen, Aussie and Loonie Rise To Record
Levels Against Greenback
Dollar to Become World's `Weakest Currency,' Drop to 75 Yen JPMorgan Says
Euro soars on Ireland bailout plan
Canadian Dollar Reaches Parity…Again
The Aussie Dollar Races To Parity

CONFIDENTIAL | PROPERTY OF NEXT INV LLC | PATENT # 7813987 FOR FINANCIAL PROFESSIONAL USE ONLY. DO NOT DISTRIBUTE TO THE PUBLIC. 7
Currency as an Asset Class
The premise of holding only U.S. Dollars is outdated as more and goods and services are produced outside the U.S.
The massive volatility in the global currency markets has created periods where investors have lost the “safe haven” benefit of U.S. Dollars through the erosion of purchasing power.
The volatility has also created a tremendous amount of opportunity from an investment prospective.
In conclusion, further diversification¹
within the cash-component of a well diversified
portfolio is worthy of consideration in order to insulate customers against a loss of purchasing power as well as enable them to benefit from the potential returns available in the currency market.
(1) Diversification neither assures a profit nor eliminates the risk of experiencing investment losses.

NeXT INVESTMENTS

<HELP> for explanation.
CurncyWCRS
Modify ranking criteria and hit <GO> for new ranking, for tabular data
97) Refresh
98) News
99) Edit Baskets
Page 1/2
World Currency Ranker
Period
Custom
Country Baskets
G10
Base Currency
USD
Range
11/21/05 - 11/19/10
Ranked By
Total Return
Currency Performers (%)
Total Currencies Ranked 11
1) Australian Dollar AUD 77.20
2) New Zealand Dollar NZD 53.84
3) Japanese Yen JPY 46.26
4) Swiss Franc CHF 42.28
5) Danish Krone DKK 35.69
6) Norwegian Krone NOK 34.82
7) Swedish Krona SEK 34.68
8) Euro EUR 34.04
9) Canadian Dollar CAD 33.24
10) United States Dollar USD 16.43
11) British Pound GBP 12.01
Australia 61 2 9777 8600 Brazil 5511 3048 4500 Europe 44 20 7330 7500 Germany 49 69 9204 1210 Hong Kong 852 2977 6000
Japan 81 3 3201 8900 Singapore 65 6212 1000 U.S. 1 212 318 2000 Copyright 2010 Bloomberg Finance L.P.
SN 313273 G385-1605-0 19-Nov-2010 13:38:10

evolutionary financial products

CONFIDENTIAL | PROPERTY OF NEXT INV LLC | PATENT # 7813987 FOR FINANCIAL PROFESSIONAL USE ONLY. DO NOT DISTRIBUTE TO THE PUBLIC. 8
Opportunities in Currency G-10 (5 Yr)
Performance displayed represents past performance, which is no guarantee of future results.

NeXT INVESTMENTS

<HELP> for explanation.
CurncyWCRS
Modify ranking criteria and hit <GO> for new ranking, for tabular data
97) Refresh
98) News
99) Edit Baskets
Page 1/2 World Currency Ranker
Period Custom
Country Baskets G10
Base Currency USD
Range 11/19/09 - 11/19/10
Ranked By Total Return
Currency Performers (%)
Total Currencies Ranked 11
1) Australian Dollar AUD 12.30
2) New Zealand Dollar NZD 9.70
3) Japanese Yen JPY 6.74
4) Canadian Dollar CAD 5.14
5) Swiss Franc CHF 1.89
6) Swedish Krona SEK 0.92
7) United States Dollar USD 0.37
8) British Pound GBP -3.58
9) Norwegian Krone NOK -3.86
10) Euro EUR -7.84
11) Danish Krone DKK -8.00
Australia 61 2 9777 8600 Brazil 5511 3048 4500 Europe 44 20 7330 7500 Germany 49 69 9204 1210 Hong Kong 852 2977 6000
Japan 81 3 3201 8900 Singapore 65 6212 1000 U.S. 1 212 318 2000 Copyright 2010 Bloomberg Finance L.P.
SN 813273 G335-1605-0 19-Nov-2010 13:58:55

evolutionary financial products

CONFIDENTIAL | PROPERTY OF NEXT INV LLC | PATENT # 7813987 FOR FINANCIAL PROFESSIONAL USE ONLY. DO NOT DISTRIBUTE TO THE PUBLIC. 9
Opportunities in Currency G-10 (1 Yr)
Performance displayed represents past performance, which is no guarantee of future results.

NeXT INVESTMENTS

<HELP> for explanation.
CurncyWCRS
Modify ranking criteria and hit <GO> for new ranking, for tabular data
97) Refresh
98) News
99) Edit Baskets
Page 1/2 World Currency Ranker
Period Custom
Country Baskets G10
Base Currency USD
Range 05/19/10 - 11/19/10
Ranked By Total Return
Currency Performers (%)
Total Currencies Ranked 11
1) Australian Dollar AUD 19.17
2) New Zealand Dollar NZD 16.67
3) Swiss Franc CHF 15.43
4) Swedish Krona SEK 13.88
5) British Pound GBP 10.90
6) Euro EUR 10.42
7) Danish Krone DKK 10.07
8) Japanese Yen JPY 9.87
9) Norwegian Krone NOK 7.86
10) Canadian Dollar CAD 2.93
11) United States Dollar USD 0.19
Australia 61 2 9777 8600 Brazil 5511 3048 4500 Europe 44 20 7330 7500 Germany 49 69 9204 1210 Hong Kong 852 2977 6000
Japan 81 3 3201 8900 Singapore 65 6212 1000 U.S. 1 212 318 2000 Copyright 2010 Bloomberg Finance L.P.
SN 813273 G385-1605-0 19-Nov-2010 13:54:24

evolutionary financial products

CONFIDENTIAL | PROPERTY OF NEXT INV LLC | PATENT # 7813987 FOR FINANCIAL PROFESSIONAL USE ONLY. DO NOT DISTRIBUTE TO THE PUBLIC. 10
Opportunities in Currency G-10 (6 Months)
Performance displayed represents past performance, which is no guarantee of future results.

CONFIDENTIAL | PROPERTY OF NEXT INV LLC | PATENT # 7813987 FOR FINANCIAL PROFESSIONAL USE ONLY. DO NOT DISTRIBUTE TO THE PUBLIC. 11
Currency Strategies
All investors can now take a page out of the institutional playbook and capitalize on strategies such as:
Interest Rate Capture – Consists of identifying currencies with higher yields, taking a long position in that currency and selling a call against that position in order to hedge the risk.
Momentum Trade – Identify underperforming currencies via moving averages or other measurement and taking long positions.
Mean Reversion Trade – Identifying and capitalizing on historical imbalances in purchasing power parity or some other benchmark.

CONFIDENTIAL | PROPERTY OF NEXT INV LLC | PATENT # 7813987 FOR FINANCIAL PROFESSIONAL USE ONLY. DO NOT DISTRIBUTE TO THE PUBLIC. 12
Important Disclosure
This information must be accompanied by a current prospectus.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by visiting the Trust's web site at
www.CurrencyShares.com. Alternatively, the issuer, any Authorized Participants or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 877.RYDEX34. Please read the prospectus carefully before investing.
Rydex Specialized Products LLC, d/b/a Rydex SGI, is the sponsor of each of the
CurrencyShares Trusts. Rydex Distributors, LLC, an affiliate of Rydex SGI and Rydex
Specialized Products LLC, is the distributor of the each of the CurrencyShares Trusts.
Next Investments is a leading developer of exchange traded funds and other novel financial instruments. Next Investments is providing product development support and consulting to Rydex SGI in connection with the registration of CurrencyShares.